EXHIBIT 11

                            FOCUS ENHANCEMENTS, INC.
                   STATEMENT COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                                                                     Three months ended
                                                                 June 30,         June 30,
                                                                   1996             1995

                                                               --------------   --------------
Net income (loss)                                               $      81,753    $      54,773
                                                               ==============   ==============

Primary:

Weighted average number of common shares outstanding                8,353,809        5,087,931
Weighted average common equivalent shares                                              289,175
                                                               --------------   --------------

Weighted average number of common and common equivalent
shares  outstanding used to calculate per share data                8,353,809        5,377,106
                                                               ==============   ==============

Fully diluted:

Weighted average number of common shares outstanding               8,353,809        4,334,055
Weighted average common equivalent shares                            541,033                -
                                                               --------------   --------------

Weighted average number of common and common equivalent
shares  outstanding used to calculate per share data                8,894,842        4,334,055
                                                               ==============   ==============

Net income (loss) per share                                     $        0.01    $        0.01
                                                               ==============   ==============